                                                                    EXHIBIT 3.29


                            ARTICLES OF INCORPORATION

                                       OF

                      TC LEASE HOLDINGS III, V AND VI, INC.

                                      * * *

                                   ARTICLE ONE

     The name of the Corporation is TC LEASE HOLDINGS III, V AND VI, INC.

                                   ARTICLE TWO

     The period of duration of the Corporation in perpetual.

                                  ARTICLE THREE

     The purpose for which the Corporation is organised is to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

     The Corporation is authorised to issue an aggregate of one thousand (1,000) shares of stock, consisting of only one class (designated "Common Stock"), having a par value of $.01 per share. The shares of stock shall have identical rights and privileges in every respect.

                                  ARTICLE FIVE

     No security holder shall have the preemptive right to subscribe for or acquire shares or other securities of any kind of the Corporation, except to the extent such right is expressly granted in writing by the Corporation.

                                   ARTICLE SIX

     Cumulative voting by the shareholders of the Corporation at elections of directors is expressly prohibited.

                                  ARTICLE SEVEN

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

                                  ARTICLE EIGHT

     Any action which must or may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                  ARTICLE NINE

     The initial board of directors shall consist of one (1) member who shall serve as director until the next annual meeting of shareholders or until his successor is elected and qualified, and whose name and address is:

      Name                   Address
      ----                   -------
Felix L. Stehling   3309 San Pedro Ave.
                    San Antonio, Texas 78212

     The number of directors constituting the board of directors (other than the initial board of directors) shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

                                   ARTICLE TEN

     A director of the Corporation shall not be liable to the Corporation or its security holders for monetary damages for any act or omission in the director's capacity as a director. This Article does not eliminate or limit the liability of a director for (i) a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law,
(iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

     This Article is intended to limit the liability of a director of the Corporation to the fullest extent permitted by law. In the event that the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act is amended to authorize corporate action further limiting or eliminating liability of directors, then the liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by either of such Acts, as so amended, without any further action. The limitation of liability contained in this Article shall not be deemed exclusive of any rights or limitations of liability or indemnity to which a director may otherwise be entitled. Any repeal or modification of this Article by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE ELEVEN

     The street address of the Corporation's registered office and the name of its registered agent at such address are:

      Name                   Address
      ----                   -------
Felix L. Stehling   3309 San Pedro Ave.
                    San Antonio, Texas 78212

                                 ARTICLE TWELVE

     The name and address of the incorporator is:

      Name                   Address
      ----                   -------
Matthew R. Bair     Akin, Gump, Hauer & Feld
                    300 Convent Street, Suite 1500
                    San Antonio, Texas 78205

                                        INCORPORATOR:


                                        By: /s/ Matthew R. Bair
                                            ------------------------------------

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